EXHIBIT 10.3

RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (the “Amendment”) is made and entered into by and between C. Mitchell Waycaster (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and is intended to amend that certain Executive Employment Agreement by and between Executive and the Company, first effective as of January 1, 2016 (the “Employment Agreement”).

1.    Effectiveness and Construction. This Amendment shall be effective as of January 1, 2018; in all other respects, the terms of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect.

2.    Executive’s Separation from Service In Connection With a Change in Control. Section 5.2(c) of the Employment Agreement shall be amended to read in its entirety as follows:

“c.
A cash payment equal to 2.99 times the aggregate of Executive’s (i) Base Compensation in effect prior to the Change in Control, determined without regard to any reduction thereof giving rise to a Constructive Termination, and (ii) average bonus paid under the PBRP with respect to the Company’s two whole fiscal years preceding such Change in Control; such aggregate amount to be paid in the form of a single-sum not more than 60 days following Executive’s Separation Date.”

3.    Section 409A. The following subsection (g) shall be added to Section 7.16 of the Employment Agreement to read in its entirety as follows:

“(g)	Notwithstanding any provision of this Agreement to the contrary, any amount that could be paid in one of two calendar years hereunder shall be paid in the second such year.”

THIS AMENDMENT was approved by the Board of Directors of the Company on December 20, 2017, to be effective as provided herein.

RENASANT CORPORATION:             C. MITCHELL WAYCASTER:

By: /s/ E. Robinson McGraw                By: /s/ C. Mitchell Waycaster
Date: February 14, 2018                    Date: February 14, 2018